INVESTMENT ADVISORY AGREEMENT

                                     Between

                                  STRALEM FUND
                   (on behalf of its series, Stralem III Fund)

                                       And

                         STRALEM & COMPANY INCORPORATED


This agreement is made as of the 13th day of September, 2000 by and between Stralem Fund, a Delaware business trust (the "Trust"), on behalf of Stralem III Fund, a series of the Trust (the "Fund"), registered as an investment company under the Investment Company Act of 1940, and Stralem & Company Incorporated, a Delaware corporation (the "Adviser"), registered as an investment adviser under the Investment Advisers Act of 1940 with respect to the following recital of fact:

                                    RECITAL

The Trust, on behalf of the Fund, intends to have the Adviser act as its investment adviser to the Fund and provide it with investment research, advice, supervision and management. The Adviser is willing to undertake these activities under the terms and conditions set forth herein.

Now therefore, it is hereby agreed to by the Trust, on behalf of the Fund, and the Adviser as follows:

1. Duties. The Adviser shall provide the Fund with such investment research, data, advice and supervision as the Fund may consider necessary for proper supervision of its funds. The Adviser shall act as manager and investment adviser of the Fund and, as such, shall furnish continuously an investment program, which will include determining what securities shall be purchased or sold by the Fund and what portion of the assets of the Fund shall be held uninvested, subject always to the provisions of the Trust Instrument and By-Laws, the Fund's fundamental investment policies as in effect from time to time, and control and review by the Board of Trustees. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to carry into effect the investment policies determined as provided above, and to that end the Adviser may designate a person or persons who are to be authorized by the Fund as the representative or representatives of the Fund, to give instructions to the Custodian of the assets of the Fund as to deliveries of securities and payments of cash for the account of the Fund.

2. Expenses. The expenses connected with the Fund shall be allocable between the Fund and the Adviser as follows:

            (a) The Adviser shall (i) furnish at its own expense all administrative services, office space, equipment and administrative and clerical personnel necessary for managing the affairs of the Fund and (ii) provide persons satisfactory to the Board of Trustees to act as officers and employees of the Fund and shall pay the salaries and wages of all officers and employees of the Fund who are also officers and employees of the Adviser or of an affiliated person (as defined in the Investment Company Act of 1940) other than the Fund.

            (b) All other costs and expenses not expressly assumed by the Adviser under this Agreement, or to be paid by the Distributor of the shares of the Fund, shall be paid by the Fund, including (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities; (iii) insurance premiums for fidelity and other coverage requisite to its operations; (iv) compensation and expenses of its directors other than those affiliated with the Adviser; (v) legal, audit and fund accounting expenses; (vi) custodian and shareholder servicing agent fees and expenses; (vii) expenses incident to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto, including printing of stock certificates; (viii) fees and expenses incident to the registration under the Securities Act of 1933 or under any state securities laws of shares of the Fund for public sale and fees imposed on the Fund under the Investment
            Company Act of 1940; (ix) expenses of printing and mailing prospectuses, reports and notices and proxy material to shareholders of the Fund; (x) all other expenses incidental to holding meetings of the Fund's shareholders; (xi) the fees or dues of the Investment Company Institute or other trade associations; (xii) fees and expenses in connection with registration of the Fund or qualification of its shares under the securities laws of states and foreign jurisdictions and (xiii) such non-recurring expenses as may arise, including actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify its officers and directors with respect therein.

            Notwithstanding the obligation of the Fund to bear the expense of the functions referred to in this subparagraph (b), the Adviser may pay the salaries, including any applicable employment or payroll taxes and other salary costs, of any officer and other personnel carrying out such functions and the Fund shall reimburse the Adviser therefor upon proper accounting.

            (c) All of the ordinary business expenses incurred in the operations of the Fund and the offering of its shares shall be borne by the Fund unless specifically provided otherwise in this paragraph 2.

 3. Brokerage. The Adviser shall place purchase and sale orders for portfolio transactions of the Fund with brokers and/or dealers including, where permitted by law, the Fund's Distributor or affiliates thereof or of the Adviser, which, in the judgment of the Adviser, are able to execute such orders as expeditiously as possible and at the best obtainable price. The Adviser may select Stralem & Company Incorporated as the broker/dealer to effect all or substantially all of the security transactions which are effected on a national securities exchange. Purchases and sales of securities which are not listed or traded on a securities exchange shall ordinarily be executed with primary market makers acting as principal except when it is determined that better prices and executions may otherwise be obtained, provided, that the Adviser may cause the Fund to pay a member of a securities exchange, broker or dealer an amount of commission higher than that another member of an exchange, broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser's overall responsibilities. As used herein, "brokerage and research services" shall have the same meaning as in Section 28 (e)(3) of the Securities Exchange Act of 1934, as such Section may be amended from time to time, and any rules or regulations promulgated thereunder by the Securities and Exchange Commission. It is understood that, consistent with the Adviser's fiduciary duty to the Fund, it is the intent of the Agreement to allow the Adviser the widest discretion permitted by law in determining the manner and means by which portfolio securities' transactions can be affected in the best interests of the Fund.

4.    Compensation.

            (a) As promptly as shall be practicable after the last business day of each "fiscal quarter" (as hereinafter defined), the Fund shall pay the Adviser the amount equal to the sum of (i) .375 percent of the first $100 million of the "Average Net Asset Value of the Fund" (determined in accordance with the provisions of the Trust's current registration statement) at the close of business on the last business days of each calendar week during such fiscal quarter, (ii) .3125 percent of the next $100 million of the average net asset value of the Fund at the close of business on such last business days, and (iii) ..25 percent of the average net asset value of the Fund in excess of $200 million at the close of business on such last business days (except that, if the fiscal quarter shall be the "initial period" or the "final period" (as such terms are hereinafter defined), such payment shall in no event exceed the product of said sum and a fraction the numerator of which shall be the number of calendar days constituting the initial period or the final period, as the case may be, and the denominator of which shall be 90)."

            (b) As used herein:

            (i) the term "fiscal quarter" shall mean the initial period, the final period and each period of three consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each calendar year.

            (ii) The term "initial period" shall mean the period commencing on the date of this Agreement and ending on the March 31, June 30, September 30 or December 31 next succeeding such date.

            (iii) The term "final period" shall mean the period commencing on the April 1, July 1, October 1 or January 1 next preceding the date of the termination of this Agreement and ending on such last mentioned date.

            (iv) The term "fiscal year" shall mean the final fiscal year and each period of 12 consecutive calendar months ending on December 31 of each calendar year.

5. Duration and Termination of Agreement. This Agreement shall become effective on the date set forth above and shall continue in effect for two years and then from year to year thereafter only so long as such continuance is specifically approved in accordance with the

Investment Company Act of 1940. This Agreement may be terminated on sixty days written notice by either party. This Agreement shall terminate automatically in the event of its assignment as defined in the Investment Company Act of 1940.

6.    Name of  Fund.  The  Adviser  consents  to the use by the Fund of the name
"Stralem III Fund" so long, and only so long, as this Agreement (or any agreement with any organization which has succeeded to the business of the Adviser) or any extension, renewal or amendment thereof, remains in effect. The Fund agrees that if and when no such agreement is in effect, (a) it will cease to use said name or any name indicating or suggesting that the Fund is advised by or otherwise connected with the Adviser and (b) it will not thereafter refer to the former association between the Adviser and the Fund.

7. Adviser May Act for Others. Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment supervisory or corporate administrative services to other investment companies, or act as investment adviser or investment counselor to other persons, firms or corporations, and to engage in other business activities.

8. Amendment of Agreement. The Agreement may not be amended except pursuant to a direction given by the vote of the holders of a majority (as defined in the Investment Company Act of 1940) of the outstanding shares of the Fund.

9. Liability. The Adviser shall not be liable for any error of judgment, or mistake of law, or any loss suffered by the Fund, in connection with the matters to which this Agreement relates, except for loss resulting from gross negligence of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties hereunder.

10. Liabilities of the Trustees and Shareholders. The Adviser acknowledges the following limitation of liability:

      The terms "Trust" and "Trustees" refer, respectively, to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Trust Instrument, to which reference is hereby made, such reference being inclusive of any and all amendments thereto so filed or hereafter filed. The obligations of "the Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Fund personally, but bind only the assets of the Fund and all persons dealing with the Fund must look solely to the assets of the Fund for the enforcement of any claims against the Fund.

11. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the mailing address of the Fund and that of the Adviser shall be 405 Park Avenue, New York, New York 10022.

12. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the

Investment Company Act of 1940, as amended, shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Investment Company Act of 1940, reflected in any provision of this Agreement is released by rules, regulations or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

      In witness whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written

STRALEM & COMPANY INCORPORATED


By    /s/ Hirschel B. Abelson
    --------------------------------
    Hirschel B. Abelson
    President


STRALEM FUND, on behalf of its Series, Stralem III Fund


By    /s/ Philippe E. Baumann
    --------------------------------
    Philippe E. Baumann
    President